Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

ParaZero Technologies Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.02 per share, reserved for issuance pursuant to options outstanding under the ParaZero Technologies Ltd. Global Share Incentive Plan (2022)	Rule 457(c) and Rule 457 (h)	366,172	$1.275	(2)	$466,869.30	0.0001476	$68.91
Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.02 per share, reserved for issuance pursuant to the Global Share Incentive Plan (2022)	Rule 457(c)	243,984	$0.61	(3)	$148,830.24	0.0001476	$21.97
Total Offering Amounts							$615,699.54		$90.88
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$90.88

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also includes an indeterminate number of additional shares that become issuable under the ParaZero Technologies Ltd. Global Share Incentive Plan (2022), as a result of anti-dilution provisions described therein by reason of any dividend, share split, recapitalization or other similar transaction effected without the receipt of consideration leading to an increase in the number of outstanding shares.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act based on $1.275, the weighted average exercise price per ordinary share (rounded to the nearest cent) of the outstanding option awards under the Global Share Incentive Plan (2022) as of the date of this Registration Statement.
(3)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high ($0.62) and low ($0.60) sales prices of the registrant’s ordinary shares as reported on the Nasdaq Capital Market on March 26, 2024.